Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Catastrophe Losses from Hurricane Irma and Update on Cumulative 2017 Catastrophe Losses

ELBA, ALABAMA (September 18, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) released estimates of reported catastrophe losses from Hurricane Irma and cumulative year-to-date catastrophe losses through September 18, 2017 incurred by property and casualty subsidiary National Security Fire & Casualty.

According to the National Hurricane Center, Hurricane Irma was one of the strongest Atlantic basin hurricanes ever recorded. At its peak, Hurricane Irma registered wind speeds of 185 miles per hour, making it an intense Category 5 storm. On September 10, 2017, Hurricane Irma made landfall in the Florida Keys as a Category 4 storm. After moving north through the Florida peninsula, Hurricane Irma impacted our policyholders in Alabama, Georgia, South Carolina and Tennessee. Georgia was the primary state in our coverage area impacted by Hurricane Irma comprising over 85% of reported claims to date.

Based on managements' analysis of historical reporting patterns, preliminary post event model output and assessment of early reports of claims to date, we estimate our ultimate gross losses from Hurricane Irma to be in the range of $2,500,000 to $3,000,000. Net of tax, we expect losses from Hurricane Irma to reduce our quarter and year-to-date earnings in the range of $1,650,000 ($0.66 per share) to $1,980,000 ($0.79 per share).

We maintain catastrophe reinsurance that provides coverage from a catastrophe event up to $72.5 million subject to a $4 million per event retention. We also prepay reinstatement premium protection which provides additional coverage for subsequent events that exceed the $4 million per event retention level. Based on our estimates outlined above, we do not expect our losses from Hurricane Irma to exceed our level of retention under our catastrophe reinsurance program.

Unfortunately, Hurricane Irma has served to add to a persistent pattern of severe weather in 2017, which commenced in early January and continued into September. The combination of increased frequency of severe thunderstorm activity, coupled with hurricane losses, will make 2017 one of the costliest years in Company history for non-reinsured catastrophe losses. For the year to date, National Security Fire & Casualty Company was impacted by 24 catastrophe events, including Hurricane Irma. Each of these events have been below our catastrophe reinsurance retention of $4,000,000. To date, these catastrophe events have produced over 2,700 policyholder claims totaling nearly $12,000,000. While these events will have a material impact on our 2017 earnings, we remain in a strong capital position and expect no adverse impact on our insurance operations.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.
Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange

Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Please refer to the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for information concerning the important factors that can cause results to differ materially from these forward-looking statements.